Exhibit 99.1

For investor relations information, contact:

EFJ, Inc.

Sally Beerbower, 703-744-7800

e-mail: sally@qorvis.com

EFJ, Inc. Lowers Guidance for 2007

Company on Track with Previously Announced Organizational Plan;

Staff Cuts Expected to Total 18% of Workforce

Irving, TX – January 8, 2008 – EFJ, Inc. (NASDAQ: EFJI) announced today that it expects revenues to be between $153 and $156 million compared to its October 2007 estimate of $160 million to $170 million. The Company expects to post a larger operating loss for 2007 than its October forecast of an operating income of $1 million to a loss of $2 million. The lowered guidance is due to shipment delays in its EFJohnson unit in late December.

The shipment delays were the result of three factors: new product testing delays, supplier component delays, and a shipping cutoff issue associated with a new contract involving radio shipments outside the U.S. The Company noted that the problems are being resolved and believes the majority of the delayed products will ship in the first quarter of 2008.

Michael E. Jalbert, chairman and chief executive officer, said, “We are extremely disappointed with the shipment delays and their impact on our results for the fourth quarter and year. One of our priorities this year will be to tighten our outsourcing operations, and we have made personnel changes and taken other steps to ensure that the product delays we experienced in the fourth quarter are not repeated.

“Our decision last quarter to reorganize the company to support a new technology roadmap will result in a streamlined and more effective structure, with our key functions aligned under the newly created position of chief operating officer. We have made senior and middle management changes that reflect our vision and goals, while also making personnel cuts to eliminate redundant positions as we shift from three divisions to one integrated corporate structure focused on secure wireless communications for government and industrial customers.”

The Company said that as a result of this new integrated structure it will be reducing staff by approximately 18% – between 65 and 70 people during the first quarter of 2008. The reductions are primarily related to the elimination of duplicate positions and to the Company’s decision to close production in three locations, with all production operations to be centralized in the Dallas/Fort Worth area.

Jalbert added, “Our focus in 2008 will be to improve our margins and achieve profitability.”

According to Massoud Safavi, chief operating officer, “Our emphasis will continue to be on investing in sales and marketing to pursue new business opportunities. We are targeting a growing number of federal government agencies, additional state and local business, and industrial customers, and we’re on target with our plans to introduce two new products this year and add new partners that can accelerate our marketing efforts.”

The Company said that it is on track to achieve the $3 million to $5 million in cost savings during 2008, as previously discussed. The results in the fourth quarter of 2007 will include one-time charges of $0.02 per share to $0.03 per share, reflecting actions associated with streamlining the organization and integrating its three business lines.

About EFJ, Inc.

Headquartered in Irving, Texas, EFJ, Inc. focuses on innovating, developing and marketing the highest quality secure communications solutions to organizations whose mission is to protect and save lives. The Company’s customers include first responders in public safety and public service, the federal government, and industrial organizations. The Company’s products are marketed under the EFJohnson, 3e Technologies International, and Transcrypt International names. For more information, visit http://www.efji.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the ability to realize cost savings from our internal restructuring in the amounts and at the time we anticipate, the ability to successfully implement cost-cutting measures and the Company’s overall action plan, the ability to successfully pursue new business opportunities, ability to add additional partners, ability to successfully launch additional products, demand for the company’s products and services, timing of future product development, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2006. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements.

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